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                                      EXHIBIT 8

                  OPINION OF RAY, QUINNEY & NEBEKER RE:  TAX MATTERS.




                                    May 7, 1997



First Security Corporation               American Bancorp of Nevada
Attn: Morgan J. Evans, President         Attn: James V. Bradham
79 South Main Street                     4425 Spring Mountain Road
Salt Lake City, Utah  84111              Las Vegas, Nevada 89102


Ladies and Gentlemen:


     We have acted as counsel to First Security Corporation, a Delaware corporation ("FSC"), in connection with the mergers (the "Mergers") of American Bancorp of Nevada ("Bancorp") with and into FSC, and of American Bank of Commerce ("ABC") with and into First Security Bank of Nevada ("FSB"), with FSC and FSB being the surviving entities, as more fully described in that certain Agreement and Plan of Mergers, dated March 17, 1997 (the "Agreement"), by and among FSC, Bancorp, ABC and FSB, and in that certain S-4 Registration Statement dated as of May 7, 1997 (the "Registration Statement"), to be filed with the Securities and Exchange Commission. This opinion is delivered to you pursuant to the Agreement. Unless otherwise defined herein, capitalized terms shall have the meanings given them in the Agreement. Further, all references to the Code are to the Internal Revenue Code of 1986, as amended.


     In connection with this opinion, we have reviewed a signed copy of the Agreement, the Registration Statement and all other documents we have deemed necessary or appropriate for purposes of this opinion. In addition, we expressly rely upon the representations and facts set forth in the Agreement and the Registration Statement. If any of the representations and facts set forth in the Agreement and the Registration Statement upon which this opinion is based are not true and accurate, both on the date of this letter and at the effective date of the Mergers, then we express no opinion. Further, our opinion assumes that the Mergers will occur fully in accordance with the terms and provisions of the Agreement insofar as they are

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First Security Corporation
American Bancorp of Nevada
May 7, 1997
Page 2


pertinent to this opinion.  If it does not, then we express no opinion.

     Based on the foregoing, and subject to the qualifications and exceptions heretofore and hereafter set forth, it is our opinion that for Federal income tax purposes:

(i)   The ABC-FSB Merger will constitute a reorganization within the meaning of
      Section 368(a) of the Code.

(ii) The Bancorp-FSC Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

(iii) No gain or loss will be recognized by the holders of Bancorp Common Stock who exchange such stock for FSC Common Stock pursuant to the Bancorp-FSC Merger (with the possible exception of gain recognized upon the receipt of FSC Rights or cash in lieu of fractional shares (see below)).

(iv) The basis of the FSC Common Stock received by the holders of Bancorp Common Stock in the Bancorp-FSC Merger will be the same as the basis of the Bancorp Common Stock surrendered in exchange therefor, after appropriate reduction for the basis of fractional shares for which cash is received.

(v) The holding period of the FSC Common Stock received by the holders of Bancorp Common Stock pursuant to the Bancorp-FSC Merger will include the holding period of the Bancorp Common Stock surrendered in exchange therefor, provided that the Bancorp Common Stock surrendered was held as a capital asset at the time of the exchange.

(vi) Any cash received by the holders of Bancorp Common Stock in lieu of a fractional share of FSC Common Stock will be treated as having been received in redemption of the shares so cashed out, and will result in taxable gain or loss. The amount of such gain or loss will be the difference between the cash received and the basis of the shares or the fractional share interest surrendered in exchange therefor. Provided the shares or the fractional share interest was held as a capital asset at the time of redemption,

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First Security Corporation
American Bancorp of Nevada
May 7, 1997
Page 3


       such gain or loss will constitute capital gain or loss.

(vii) No gain or loss will be recognized by ABC or FSB as a result of the ABC-FSB Merger.

(viii) No gain or loss will be recognized by Bancorp or FSC as a result of the Bancorp-FSC Merger.

(ix) The holding period of ABC's assets in the hands of FSB will include the period during which such assets were held by ABC.

(x) The holding period of Bancorp's assets in the hands of FSC will include the period during which such assets were held by Bancorp.


     The opinions set forth above are predicated upon and are limited by the assumptions set forth herein and are further subject to the qualifications, assumptions, exceptions, and limitations set forth below:

     (a) The opinions and conclusions set forth herein are based upon the Federal income tax laws of the United States, including the Code, Treasury Regulations and judicial and administrative interpretations thereof, as they exist on the date of this letter. There can be no assurance that the legal authorities upon which our opinion is based will not be modified, revoked, supplemented or otherwise changed, with possible retroactive effect. A material change in the legal authorities or the facts, information, covenants, statements, representations or assumptions upon which our opinion is based could affect our conclusions. However, we undertake no obligation to reexamine or revise our opinion in the light of any such changes.

     (b) The opinions set forth herein are limited to those Federal income tax consequences of the Mergers which are specifically addressed in the seven numbered paragraphs above. In particular, no opinion is expressed with respect to the tax consequences of the Mergers under Code Sections 55 through 59 and the Regulations thereunder (providing for alternative minimum tax). We also express no opinion or conclusion with regard to foreign, state or local income tax consequences.

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First Security Corporation
American Bancorp of Nevada
May 7, 1997
Page 4


     (c) In rendering the opinions set forth above, we have assumed that the shareholders of Bancorp Common Stock have no plan or intention to sell, exchange or otherwise dispose of an amount of shares of FSC Common Stock to be received in the Mergers that would reduce their ownership of FSC Common Stock to a number of shares having in the aggregate a value as of the effective date of the Mergers of less than fifty percent (50%) of the total value of all Bancorp Common Stock outstanding immediately prior to the Mergers. For purposes of this assumption, shares of Bancorp Common Stock exchanged for cash in lieu of fractional shares of FSC Common Stock will be treated as Bancorp Common Stock outstanding immediately prior to the Mergers.

     (d) We have further assumed that neither FSC, Bancorp nor ABC will take any actions, either prior to or after the Mergers, which would cause the Mergers not to be a tax free reorganization within the meaning of Code Section 368(a)(1)(A) and 368(a)(2)(E); that prior to the Mergers FSC will be in control of FSB within the meaning of Code Section 368(c); that in the Mergers shares of Bancorp stock representing control of Bancorp, as defined in Code Section 368(c), will be exchanged solely for voting stock of FSC; that none of the parties to the Mergers is an investment company as defined in Code Section 368(a)(2)(F)(iii) and (iv); that Bancorp is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A); that there is no intercorporate indebtedness between any of the parties that was issued, acquired or will be settled at a discount; and that each of the parties will pay its own expenses in connection with the Mergers.

     (e) We have further assumed that the sole consideration to be received by the shareholders of Bancorp in exchange for their Bancorp stock will consist of FSC stock and cash in lieu of fractional shares of FSC stock and that such consideration is the result of arm's length bargaining between the parties.

     (f) We have further assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies and the legal capacity of the signing parties to execute and deliver such documents.

     (g) The opinions set forth herein are given only as of the date hereof. We undertake no obligation to advise you of

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First Security Corporation
American Bancorp of Nevada
May 7, 1997
Page 5


changes of law or fact that occur after the date of this opinion letter.

     (h) The opinions set forth herein are given solely to FSC for its benefit and the benefit of its shareholders and are given solely in connection with the Mergers and shall not be deemed binding for any other purpose, and you shall not have the right to rely thereon for any other purpose.

                                   Very truly yours,

                                   RAY, QUINNEY & NEBEKER




                                /s/ Gerald T. Snow
                                   --------------------------------------
                              By:  Gerald T. Snow,
                                   a Shareholder and Director of the Firm